UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  /  /
Filed by a Party other than the Registrant  /X/

Check the appropriate box:
/  /  Preliminary Proxy Statement
/  / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/  /  Definitive Proxy Statement
/  /  Definitive Additional Materials
/X/  Soliciting Material Pursuant to Section 240.14a-12

CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

(Name of Persons Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:
/  /     Fee paid previously with preliminary materials:
/  /   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount previously paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

On February 8, 2011, Q Funding III, L.P. and Q4 Funding, L.P. sent the following letter to the Registrant's Board of Directors:

Dear Gentlemen:

It has come to our recent attention that there may have been a serious violation of the federal securities laws by this company in 2004. As such, we feel it necessary to inform the Board of this apparent wrongful conduct promptly.

After hearing Mr. Kinzel state publicly at the Special Meeting that unitholders do not have the right to nominate directors, we reviewed the original 2004 proxy statement (issued to all unitholders as background information for a vote to completely amend and restate the partnership agreement) and found significant discrepancies.

In the 2004 proxy statement, the following statements were made:

  "The Board of Directors has decided that it is desirable to transition the Partnership's governance structure to a system where the unitholders will have a meaningful opportunity to participate in the governance of the limited partnership."

  "The Board of Directors determined that the current procedure for electing the Board was no longer appropriate for the Partnership and should be changed to more closely resemble the governance approach of other successful publicly held companies."

Any reasonable person reading these and the many similar comments in the 2004 proxy (a total of 17 similar statements were made by our count) would conclude that the Board was promising unitholders an increased say in the governance of the company and that the right to elect the Board of Directors was something to be valued - after all, the company spent pages and pages of the proxy statement bragging about how "meaningful" this right was that they were now bestowing upon unitholders.

However, one incredibly important fact was left out, and should it be discovered that it was intentionally left out, there may be a case for securities fraud here. The missing ingredient was the fact that the governance restructuring was designed to preclude unitholders from nominating directors. And the only reference you make to this point is to say one time in the entire document that "currently no procedure exists for unitholders to nominate directors," which implies that while there is currently no procedure in place, there will be shortly - not that there never will be.

Why is this so important? Because without the right to nominate, the right to elect in a plurality voting system (as opposed to a majority voting system) means nothing, and all the bragging about better governance and its benefits for the unitholders becomes misleading. For example, if the Board were to hypothetically nominate Bernie Madoff for an open slot, there could be no competing candidates offered to unitholders to oppose him.

Now suppose every single unitholder withholds its votes for Mr. Madoff as one would suspect they might. That means that 55 million units do not want Mr. Madoff elected to this company's Board. However, all it takes is one single vote. Just one vote!!! As long as one single unit casts its vote for Mr. Madoff (presumably cast by management since they nominated Mr. Madoff in the first place and they own a few shares), then Mr. Madoff would be elected to this Board. Unitholders would be powerless to stop this.

The key is that unitholders can only withhold their 55 million votes. They cannot vote for someone they actually like - precisely because they are prevented from nominating candidates. Does this sound as though it is consistent with the best practices of other successful publicly held companies as the company boasted in its proxy statement to unitholders? Having board members elected by plurality can only be good governance if the unitholders also have the ability to nominate competing candidates.

It is one thing to practice bad corporate governance by withholding the right to nominate directors. Up until this point, this has been the issue we have been vocal about. However, it is a completely different ballgame to neglect to mention this all-important detail while simultaneously representing to unitholders in a public proxy statement that if they vote for your plan they will actually be gaining some sort of rights and improving their ability to influence the governance of their company when in fact they gain absolutely nothing of value. The first action is merely reprehensible. The second action could possibly border on fraud, depending on the intent of those involved.

Given the possible ramifications if fraud were involved in misleading unitholders in the 2004 proxy statement by those members of the Board at the time, and given any possible civil, derivative or criminal actions that might arise from such potential fraud, we feel it is necessary for the protection of Cedar Fair unitholders and employees that the Board establish a special committee of independent directors to examine the actions taken by the Board and the ensuing disclosure in 2004. This special committee should retain independent legal counsel to assist it. Should wrongdoing be confirmed, we would expect the company to take prompt corrective measures, including the possible resignations of board members involved in approving the disclosures and disciplining members of management responsible.

The directors on the Board at the time these actions were taken include Richard Kinzel, Richard Ferreira, David Paradeau, Michael Kwiatkowski, and Steven Tishman.

It saddens us to have to bring to your attention such serious charges. However, given the potential enormity of harm to the company and its unitholders, prompt remedial action is necessary.

Sincerely yours,

Q Funding III and Q4 Funding

THE PARTICIPANTS IN ANY POTENTIAL SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY Q INVESTMENTS WITH RESPECT TO CEDAR FAIR, L.P. ON FEBRUARY 3, 2011 (THE "PRELIMINARY PROXY STATEMENT"). ACCORDINGLY, UNITHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT. UNITHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

UNITHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY Q INVESTMENTS FROM THE UNITHOLDERS OF CEDAR FAIR, L.P. AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. AFTER THEY ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UNITHOLDERS MAY OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.